Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2020 Results

Third Quarter Highlights:

•	Total Revenue Was $360 Million
•	Service Revenue¹ Was $265 Million, up 3%
•	Diluted EPS of $0.94; Non-GAAP EPS¹ was $1.10
•	Adjusted EBITDA Margin on Service Revenue¹ Was 14.3%
•	Record Third Quarter Contract Awards of $792 Million; TTM Contract Awards Were $1.8 Billion For a Book-to-Bill Ratio of 1.2
•	Year-to-Date Cash Flow Was $95 Million

—Raises Full Year 2020 EPS and Cash Flow Guidance—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— November 5, 2020-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the third quarter ended September 30, 2020.

Commenting on the results, John Wasson, president and chief executive officer said, “This was another quarter of strong performance for ICF, demonstrating the resilience of our diversified business model, excellent execution across our client set, and positive impact of our key growth catalysts.

“Service revenue increased 3% year-on-year, led by programs for federal government clients and energy-related advisory and implementation work for commercial clients. Favorable business mix, higher utilization and lower SG&A costs drove Adjusted EBITDA¹ growth of 4.9% and resulted in a 14.3% Adjusted EBITDA margin on service revenue, 30 basis points above last year and 180 basis points ahead of the prior quarter.

“Another financial highlight of the third quarter was operating cash flow, which increased by $84 million, bringing year-to-date operating cash flow to $95 million, primarily due to improved collections. We utilized these funds to pay down $79 million of long-term debt associated with the January acquisition of ITG.

“This was the highest third quarter for contract wins in the company’s history, representing a trailing-12-month (TTM) book-to-bill ratio of 1.2, setting the stage for future growth. ICF was awarded $792 million in contracts, including strategic wins that align with the growth catalysts we have identified: IT modernization/digital transformation, public health, commercial energy and disaster management. In disaster management, we have won small but strategic mitigation contracts in four states since the beginning of this year and are awaiting award decisions on larger contracts in additional jurisdictions.”

Third Quarter 2020 Results

Third quarter 2020 total revenue was $360.3 million, 3.6% below the $373.9 million reported in the third quarter of 2019, due primarily to lower pass-through revenues. Service revenue increased 2.9% to $264.7 million from $257.2 million. Net income was $17.9 million, down 9.0% from the $19.6 million in the third quarter 2019. Diluted earnings per share (EPS) amounted to $0.94, 7.8% below the $1.02 reported in the prior year’s third quarter. Non-GAAP EPS was $1.10 per diluted share, as compared to $1.12 in the year-ago quarter.

Year-on-year net income and EPS comparisons reflected increased interest and amortization expense related to the ITG acquisition, which was completed on January 31, 2020, as well as a higher income tax rate.

EBITDA¹ was $36.9 million, up 3.6% from the $35.6 million reported in the third quarter of 2019. Adjusted EBITDA¹ was $37.8 million, 4.9% above the $36.0 million reported in the comparable quarter of 2019. Third quarter 2020 adjusted EBITDA margin on service revenue expanded by 30 basis points year-on-year to 14.3%.

Backlog and New Business Awards

Total backlog was $2.9 billion at the end of the third quarter of 2020. Funded backlog was $1.5 billion, or approximately 53% of the total backlog. The total value of contracts awarded in the 2020 third quarter was $792 million, resulting in a TTM book-to-bill ratio of 1.2.

Government Revenue Third Quarter 2020 Highlights

Revenue from government clients was $247.0 million, steady year-over-year.

•

U.S. federal government revenue was $175.1 million compared to $148.3 million in the year-ago quarter, an increase of 18% year-on-year. Federal government revenue accounted for 49% of total revenue, compared to 40% of total revenue in the third quarter of 2019.

•

U.S. state and local government revenue was $51.6 million, compared to $71.5 million in the year-ago quarter. State and local government clients represented 14% of total revenue, compared to 19% in the third quarter of 2019.

•

International government revenue was $20.3 million, compared to $28.0 million in the year-ago quarter. International government revenue accounted for 6% of total revenue, compared to 7% in the third quarter of 2019.

Key Government Contracts Awarded in the Third Quarter

ICF was awarded more than 200 U.S. federal government contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of over $680 million. Notable awards won in the third quarter included:

Training and Technical Assistance/IT Modernization

•	Two re-compete contracts valued up to $124.6 million by the U.S. Department of Health and Human Services' (HHS) Children's Bureau (CB) to operate and modernize its child welfare clearinghouse and provide technical assistance to states and tribes in modernizing their child welfare IT systems. The scope of work was expanded from the previous contracts to include $35 million in IT modernization work.

•

One new and four re-compete contracts with a total combined value of $103.4 million with the HHS Administration for Children and Families (ACF) to provide training and technical assistance to support Head Start programs across 18 states and the District of Columbia.

•

A new single-award blanket purchase agreement (BPA) with a ceiling of $49.0 million with the U.S. Food and Drug Administration to provide IT platform, operations and maintenance, advisory and development services for its Digital Services Center.

•

Three agreements with a combined value of up to $31.0 million with HHS ACF to provide training, technical assistance and IT modernization support to state, tribal and territorial early education and child care programs.

•	A new $24.4 million contract with HHS CB to provide engineering and architecture services for the development of a new cloud-based National Child Welfare Data Management System.

Information, Communications and Outreach

•

A multi-award re-compete BPA with a ceiling of $49.0 million with the U.S. National Institutes of Health (NIH) to provide biomedical, public health, clinical and consumer health information services to the National Library of Medicine.

•	Two re-compete contracts with a combined value of $12.0 million with NIH to develop and disseminate information related to complementary health interventions and dietary supplements.
•

A re-compete task order with a value of $8.7 million with the U.S. Department of Labor, Bureau of International Labor Affairs (ILAB) to continue to provide research and publication support for ILAB's production of congressional and executive order reports on child labor, forced labor and human trafficking.

•

Multiple agreements with a combined value of $8.3 million with the U.S. Centers for Disease Control and Prevention to provide communications, research and related support for drug overdose prevention and strengthening state, tribal, local and territorial health agencies.

Energy Efficiency

•

A re-compete subcontract with a value of $11.1 million to continue to provide support for the U.S. Department of Energy Better Buildings program in the form of outreach to commercial and public building owners/operators to track, manage and improve their energy use.

Cybersecurity

•	A new contract with a value of up to $11.6 million with a U.S. federal agency to provide support in the research and development of new cyber analytics capabilities.

Commercial Revenue Third Quarter 2020 Highlights

•

Commercial revenue was $113.3 million, compared to $126.1 million in the year-ago quarter. Commercial revenue accounted for 31% of total revenue compared to 34% of total revenue in the 2019 third quarter.

•	Energy markets, which include energy efficiency programs, represented 53% of commercial revenue. Marketing services accounted for 37% of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter 2020

Commercial contract awards were over $100 million in the third quarter of 2020. ICF was awarded almost 700 commercial projects globally during the quarter, which strengthened our position in key markets.

In Energy Markets:

•

Several re-compete contracts with a combined multimillion dollar value with a consortium of Northeast utilities to provide continued and expanded design and implementation services supporting the utilities' new home construction and renovations programs for residential, multifamily and commercial and industrial metered buildings.

•	A contract with a U.S. energy company to support its beneficial electrification program for its New York state utilities.
•	Multiple contracts and change orders with a western U.S. utility to provide a variety of environmental and planning services.
•	Multiple contract amendments with a renewable energy company to provide environmental services.
•	Multiple contracts and add-ons with a midwestern U.S. utility to provide energy efficiency program support services.

In Marketing Services:

•	Multiple contracts and contract modifications with a U.S. health insurer to provide a variety of marketing and paid media campaign services.
•	Multiple task orders with a U.S. beverage company to provide marketing services.
•	Multiple contract modifications with a manufacturer of floor care products to provide additional marketing campaign, public relations and social media services.

Dividend Declaration

On November 5, 2020, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 12, 2021, to shareholders of record on December 11, 2020.

Summary and Outlook

“Strong year-to-date performance highlighted by a 4.1% increase in service revenue, has enabled us to raise our guidance for EPS. Specifically, we now expect GAAP diluted EPS to range from $3.15 to $3.30 exclusive of special charges, up from the previous guidance midpoint of $3.00, and Non-GAAP diluted EPS of $3.90 to $4.05, up from the previous guidance midpoint of $3.65. We now expect 2020 revenues to range from $1.460 billion to $1.500 billion.

“Additionally, we have increased our operating cash flow guidance to approximately $120 million for 2020, up from previous guidance of $110 million, and representing a 31% increase from 2019 levels.

“Looking ahead, we are confident in ICF’s growth prospects heading into 2021. In addition to our substantial year-to-date contract awards, our business development pipeline was $6.8 billion at the end of the third quarter, representing significant opportunities in both the government and commercial arenas. We are well-positioned in high-profile areas of federal government spending including IT modernization and public health; bring substantial qualifications and scale to the growing areas of disaster management and mitigation; and are leaders in providing consulting and implementation services to the utility industry. These business attributes, together with a strong corporate culture, position ICF to achieve mid-single-digit organic growth in service revenue in the coming years.

“In addition to these growth catalysts, we are pleased that at ICF our business, environmental and social responsibilities are intertwined. Much of our business is in core service areas that address environmental and social issues, including climate, energy efficiency, disaster management, public health and social programs, which enables us to create positive impacts.  Moreover, we are a leader in the way we operate, including being the first professional services firm to go carbon neutral (in 2006), and embracing social justice, diversity and equal pay. We are proud of ICF’s ability to make a positive impact on society,” Mr. Wasson concluded.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Revenue	$360,315	$373,918	$1,072,540	$1,081,889
Direct costs	223,288	238,158	677,311	689,160
Operating costs and expenses:
Indirect and selling expenses	100,123	100,130	302,649	298,099
Depreciation and amortization	5,143	5,035	15,386	15,392
Amortization of intangible assets	3,511	1,931	9,843	6,143
Total operating costs and expenses	108,777	107,096	327,878	319,634

Operating income	28,250	28,664	67,351	73,095
Interest expense	(3,488)	(2,824)	(10,921)	(8,211)
Other (expense) income	(223)	(141)	316	(367)
Income before income taxes	24,539	25,699	56,746	64,517
Provision for income taxes	6,668	6,069	14,607	14,958
Net income	$17,871	$19,630	$42,139	$49,559

Earnings per Share:
Basic	$0.95	$1.04	$2.24	$2.63
Diluted	$0.94	$1.02	$2.20	$2.58

Weighted-average Shares:
Basic	18,853	18,799	18,841	18,810
Diluted	19,086	19,169	19,111	19,208

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive income (loss), net of tax	3,671	(3,281)	(7,616)	(5,851)
Comprehensive income, net of tax	$21,542	$16,349	$34,523	$43,708

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Reconciliation of Service Revenue
Revenue	$360,315	$373,918	$1,072,540	$1,081,889
Subcontractor and other direct costs (3)	(95,592)	(116,710)	(291,217)	(330,990)
Service revenue	$264,723	$257,208	$781,323	$750,899

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$17,871	$19,630	$42,139	$49,559
Other expense (income)	223	141	(316)	367
Interest expense	3,488	2,824	10,921	8,211
Provision for income taxes	6,668	6,069	14,607	14,958
Depreciation and amortization	8,654	6,966	25,229	21,535
EBITDA	36,904	35,630	92,580	94,630
Adjustment related to impairment of intangible assets (4)	—	—	—	1,728
Special charges related to acquisitions (5)	11	—	1,953	—
Special charges related to severance for staff realignment (6)	847	166	3,695	1,321
Special charges related to facilities consolidations, office closures, and our future corporate headquarters (7)	—	194	—	263
Adjustment related to bad debt reserve (8)	—	—	—	(782)
Total special charges	858	360	5,648	2,530
Adjusted EBITDA	$37,762	$35,990	$98,228	$97,160

EBITDA Margin Percent on Revenue (9)	10.2%	9.5%	8.6%	8.7%
EBITDA Margin Percent on Service Revenue (9)	13.9%	13.9%	11.8%	12.6%
Adjusted EBITDA Margin Percent on Revenue (9)	10.5%	9.6%	9.2%	9.0%
Adjusted EBITDA Margin Percent on Service Revenue (9)	14.3%	14.0%	12.6%	12.9%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.94	$1.02	$2.20	$2.58
Adjustment related to impairment of intangible assets	—	—	—	0.09
Special charges related to acquisitions	—	—	0.10	—
Special charges related to severance for staff realignment	0.04	0.01	0.19	0.07
Special charges related to facilities consolidations, office closures, and our future corporate headquarters	—	0.01	—	0.06
Adjustment related to bad debt reserve	—	—	—	(0.04)
Amortization of intangibles	0.18	0.10	0.52	0.32
Income tax effects (10)	(0.06)	(0.02)	(0.20)	(0.12)
Non-GAAP EPS	$1.10	$1.12	$2.81	$2.96

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of intangible assets:  We recognized impairment expense of $1.7 million in the second quarter of 2019 related to intangible assets associated with a historical business acquisition.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs, as well as integration costs associated with an acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID -19.

(7) Special charges related to facilities consolidations, office closures, and our future corporate headquarters: These costs are exit costs associated with terminated leases or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us. Additionally, we incurred one-time charges with respect to the execution of a new lease agreement for our corporate headquarters.

(8) Adjustment related to bad debt reserve:  During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size.  The adjustment in 2019 reflects a favorable revision of our prior estimate of collectability based on a third party acquiring the receivables.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 27.2% and 23.6% for the three months ended September 30, 2020 and 2019, respectively, and 25.7% and 23.2% for the nine months ended September 30, 2020 and 2019, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$8,237	$6,482
Contract receivables, net	230,277	261,176
Contract assets	139,860	142,337
Prepaid expenses and other assets	20,518	17,402
Income tax receivable	11,687	7,320
Total Current Assets	410,579	434,717
Property and Equipment, net	62,020	58,237
Other Assets:
Goodwill	906,999	719,934
Other intangible assets, net	63,200	25,829
Operating lease - right-of-use assets	138,582	133,965
Other assets	26,091	23,352
Total Assets	$1,607,471	$1,396,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$-
Accounts payable	77,124	134,578
Contract liabilities	36,473	37,413
Operating lease liabilities - current	33,581	32,500
Accrued salaries and benefits	82,842	52,130
Accrued subcontractors and other direct costs	38,111	45,619
Accrued expenses and other current liabilities	27,616	35,742
Total Current Liabilities	305,747	337,982
Long-term Liabilities:
Long-term debt	362,280	164,261
Operating lease liabilities - non-current	123,974	119,250
Deferred income taxes	43,202	37,621
Other long-term liabilities	45,357	22,369
Total Liabilities	880,560	681,483

Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,150,496 and 22,846,374 shares issued at September 30, 2020 and December 31, 2019, respectively; 18,857,661 and 18,867,555 shares outstanding at September 30, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	357,328	346,795
Retained earnings	578,554	544,840
Treasury stock, 4,292,835 and 3,978,819 shares at September 30, 2020 and December 31, 2019, respectively	(189,234)	(164,963)
Accumulated other comprehensive loss	(19,760)	(12,144)
Total Stockholders’ Equity	726,911	714,551
Total Liabilities and Stockholders’ Equity	$1,607,471	$1,396,034

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income	$42,139	$49,559
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	1,517	377
Deferred income taxes	7,838	1,089
Non-cash equity compensation	9,472	11,682
Depreciation and amortization	25,229	21,535
Facilities consolidation reserve	(214)	(204)
Amortization of debt issuance costs	557	380
Impairment of long-lived assets	—	1,728
Other adjustments, net	(2,278)	(1,110)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	2,842	(28,793)
Contract receivables	49,428	(39,711)
Prepaid expenses and other assets	1,084	(385)
Accounts payable	(65,044)	(5,052)
Accrued salaries and benefits	29,418	23,227
Accrued subcontractors and other direct costs	(7,622)	(16,895)
Accrued expenses and other current liabilities	(9,107)	(6,756)
Income tax receivable and payable	(4,380)	(4,134)
Other liabilities	14,292	(173)
Net Cash Provided by Operating Activities	95,171	6,364

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(12,910)	(20,686)
Payments for business acquisitions, net of cash acquired	(253,090)	(3,569)
Net Cash Used in Investing Activities	(266,000)	(24,255)

Cash Flows from Financing Activities
Advances from working capital facilities	946,201	545,539
Payments on working capital facilities	(736,645)	(500,963)
Payments on capital expenditure obligations	(1,712)	(1,621)
Debt issue costs	(2,093)	—
Proceeds from exercise of options	37	1,883
Dividends paid	(7,910)	(7,906)
Net payments for stock issuances and buybacks	(23,247)	(24,301)
Payments on business acquisition liabilities	(1,924)	—
Net Cash Provided by Financing Activities	172,707	12,631
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(123)	(274)

Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	1,755	(5,534)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	6,482	12,986
Cash, Cash Equivalents, and Restricted Cash, End of Period	$8,237	$7,452

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$11,331	$7,581
Income taxes	$11,138	$18,061
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$2,207	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Energy, environment, and infrastructure	41%	46%	42%	45%
Health, education, and social programs	44%	38%	43%	38%
Safety and security	8%	8%	8%	8%
Consumer and financial services	7%	8%	7%	9%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
U.S. federal government	49%	40%	47%	39%
U.S. state and local government	14%	19%	16%	19%
International government	6%	7%	6%	8%
Government	69%	66%	69%	66%
Commercial	31%	34%	31%	34%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Time-and-materials	47%	49%	47%	47%
Fixed-price	37%	36%	37%	38%
Cost-based	16%	15%	16%	15%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.